As filed with the Securities and Exchange Commission on November 2, 2012

Registration No. 333-

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

THE HILLSHIRE BRANDS COMPANY

(Exact name of registrant as specified in its charter)

MARYLAND	36-2089049
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

3500 Lacey Road

Downers Grove, Illinois 60515

(Address of Principal Executive Offices)

THE HILLSHIRE BRANDS COMPANY 2012 LONG-TERM INCENTIVE STOCK PLAN

(Full Title of Plan)

Kent B. Magill

Executive Vice President, General Counsel and Corporate Secretary

The Hillshire Brands Company

3500 Lacey Road

Downers Grove, Illinois 60515

(630) 598-6000

(Name, Address and Telephone Number, including Area Code, of Agent for Service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer	☒	Accelerated filer	☐

Non-accelerated filer	☐	Smaller reporting company	☐

CALCULATION OF REGISTRATION FEE

Title of securities to be registered	Amount to be registered	Proposed maximum offering price per share	Proposed maximum aggregate offering price	Amount of registration fee
Common Stock, $0.01 par value per share	25,000,000 (1)	$25.41 (2)	$635,250,000 (2)	$86,649

(1)	Also registered hereby are such additional and indeterminable number of shares of Common Stock as may become issuable due to adjustments for changes resulting from stock dividends, stock splits and similar changes.
(2)	Estimated solely for the purpose of calculating the registration fee and, pursuant to Rules 457(h)(1) and 457(c) under the Securities Act of 1933, as amended, based upon the average of the high and low sale prices of the Common Stock, $0.01 par value, of The Hillshire Brands Company as reported on The New York Stock Exchange on October 26, 2012.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

ITEM 1. PLAN INFORMATION.

Not filed as part of this registration statement or as prospectuses or prospectus supplements pursuant to the Note to Part I of Form S-8.

ITEM 2. REGISTRANT INFORMATION AND EMPLOYEE PLAN ANNUAL INFORMATION.

Not filed as part of this registration statement or as prospectuses or prospectus supplements pursuant to the Note to Part I of Form S-8.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

ITEM 3. INCORPORATION OF DOCUMENTS BY REFERENCE.

The following documents that have been filed with the Securities and Exchange Commission (the “Commission”) by The Hillshire Brands Company (the “Company”) are incorporated herein by reference (Commission File No. 001-03344):

(a)	The Company’s Annual Report on Form 10-K for the fiscal year ended June 30, 2012.

(b)	The Company’s Quarterly Report on Form 10-Q for the fiscal quarter ended September 29, 2012.

(c)	The Company’s Current Reports on Form 8-K filed with the Commission on each of July 5, 2012, August 2, 2012 and October 30, 2012.

(d)	The description of the Company’s Common Stock, $0.01 par value (the “Common Stock”), which is contained in the Registration Statement on Form 8-A filed with the Commission on May 11, 1988, as amended.

All documents filed by the Company with the Commission pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934 after the date of this Registration Statement and prior to the filing of a post-effective amendment to this Registration Statement which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference into this Registration Statement and to be a part hereof from the respective dates of filing of such documents. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is incorporated or deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

ITEM 4. DESCRIPTION OF SECURITIES.

Not applicable.

ITEM 5. INTERESTS OF NAMED EXPERTS AND COUNSEL.

The validity of the shares of Common Stock offered hereby has been passed upon for the Company by Kent B. Magill, Executive Vice President, General Counsel and Corporate Secretary of the Company. Mr. Magill owns shares of Common Stock, both directly and as a participant in various stock and employee benefit plans of the Company.

ITEM 6. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

Section 2-405.2 of the Maryland General Corporation Law permits a Maryland corporation to include in its charter a provision limiting the liability of its directors and officers to the corporation and its stockholders for money damages except for liability resulting from (1) actual receipt of an improper benefit or profit in money, property or services, or (2) active and deliberate dishonesty established by a final judgment or other adjudication as material to the cause of action adjudicated in the proceeding. The Company’s charter contains a provision that limits directors’ and officers’ liability to the maximum extent permitted by Maryland law.

Section 2-418(d) of the Maryland General Corporation Law requires a corporation (unless its charter provides otherwise, which the Company’s charter does not) to indemnify a director or officer of the corporation who has been successful, on the merits or otherwise, in the defense of any proceeding to which such director or officer was made a party by reason of the director’s or officer’s service in that capacity. Section 2-418(b) permits a corporation to indemnify its present or former directors against judgments, penalties, fines, settlements and reasonable expenses actually incurred by the director in connection with any proceeding to which the director is made a party by reason of the director’s service as a director unless it is established that (1) the act or omission of the director was material to the matter giving rise to the proceeding and was committed in bad faith or was the result of active and deliberate dishonesty, (2) the director actually received an improper personal benefit in money, property or services or (3) in the case of a criminal proceeding, the director had reasonable cause to believe that the act or omission was unlawful. If, however, the proceeding was by or in the right of the corporation and the director was adjudged liable to the corporation, the corporation may not indemnify the director. Maryland law also permits a Maryland corporation to pay a director’s expenses in advance of the final disposition of an action to which the director is a party upon receipt by the corporation of (1) a written affirmation by the director of the director’s good faith belief that the director has met the standard of conduct necessary for indemnification, and (2) a written undertaking by or on behalf of the director to repay the amount advanced if it is ultimately determined the director did not meet the necessary standard of conduct. Section 2-418 defines a director as any person who is or was a director of a corporation and any person who, while a director of the corporation, is or was serving at the request of the corporation as a director, officer, partner, trustee, employee or agent of another foreign or domestic corporation, partnership, joint venture, trust or other enterprise or employee benefit plan. Section 2-418(j)(2) also permits a Maryland corporation to indemnify and advance expenses to its officers, employees and agents to the extent it may indemnify and advance expenses to its directors.

The Company’s bylaws obligate it, to the maximum extent permitted by Maryland law, to indemnify, with certain exceptions, any of its present or former directors or officers who, (1) is made a party to a proceeding by reason of such person’s service in that capacity, or (2) while a director or officer and at the Company’s request, serves or served another corporation, partnership, joint venture, trust, limited liability company, non-profit organization or other enterprise as a director, officer, partner, member, employee, trustee or agent from and against any claim or liability to which that person may become subject or which that person may incur by reason of such person’s services in such capacity and to pay or reimburse that person’s reasonable expenses in advance of final disposition of a proceeding. This indemnity could apply to liabilities under the Securities Act of 1933, as amended, in certain circumstances.

The Company’s bylaws also permit it, with the approval of its board of directors, to indemnify and advance expenses to any of the Company’s employees or agents. The Company also maintains indemnity insurance as is permitted by Section 2-418 pursuant to which officers and directors are indemnified or insured against liability or loss under certain circumstances, which may include liability or related losses under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended.

ITEM 7. EXEMPTION FROM REGISTRATION CLAIMED.

Not applicable.

ITEM 8. EXHIBITS.

A list of exhibits in this Registration Statement is set forth in the Exhibit Index appearing elsewhere in this Registration Statement and is incorporated herein by reference.

ITEM 9. UNDERTAKINGS.

(a) The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii)	To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

(iii)	To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

Provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the registration statement is on Form S-8, and the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the Village of Downers Grove, State of Illinois, on November 2, 2012.

THE HILLSHIRE BRANDS COMPANY

By:	/s/ Kent B. Magill
Kent B. Magill
Executive Vice President, General Counsel and Secretary

KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Kent B. Magill and Helen N. Kaminski, and each of them, his/her true and lawful attorney-in-fact and agents, with full power of substitution and resubstitution, to sign, execute and file with the Securities and Exchange Commission (or any other governmental or regulatory authority), for us and in our names in the capacities indicated below any and all amendments (including post-effective amendments) or supplements to this registration statement on Form S-8, together with all exhibits and any and all documents required to be filed with respect thereto, granting unto said attorneys-in-fact and agents and each of them, full power and authority to do and to perform each and every act and thing necessary and/or desirable to be done in and about the premises in order to effectuate the same as fully to all intents and purposes as he himself might or could do if personally present, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, may lawfully do or cause to be done by virtue hereof. This Power of Attorney may be signed in several counterparts.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed on November 1, 2012 by the following persons in the capacities indicated.

Signature	Title
/s/ Sean M. Connolly	Chief Executive Officer and Director
Sean M. Connolly

/s/ Maria Henry	Executive Vice President and Chief Financial
Maria Henry	Officer (Principal Financial Officer)

/s/ William J. Kelley, Jr.	Senior Vice President, Controller and Chief
William J. Kelley, Jr.	Accounting Officer (Principal Accounting Officer)

/s/ Todd A. Becker	Director
Todd A. Becker

/s/ Christopher B. Begley	Director
Christopher B. Begley

/s/ Ellen L. Brothers	Director
Ellen L. Brothers

/s/ Virgis W. Colbert	Director
Virgis W. Colbert

/s/ Laurette T. Koellner	Director
Laurette T. Koellner

/s/ Craig P. Omtvedt	Director
Craig P. Omtvedt

/s/ Sir Ian Prosser	Director
Sir Ian Prosser

/s/ Jonathan P. Ward	Director
Jonathan P. Ward

/s/ James D. White	Director
James D. White

EXHIBIT INDEX

Exhibit Number	Description
*5	Opinion of Kent B. Magill, Executive Vice President, General Counsel and Corporate Secretary of the Company

10.1	The Hillshire Brands Company 2012 Long-Term Incentive Stock Plan (incorporated by reference to Appendix A to the Company’s definitive proxy statement dated September 14, 2012)

*23.1	Consent of PricewaterhouseCoopers LLP

*23.2	Consent of Kent B. Magill (included in Exhibit 5)

*24	Powers of Attorney (included on signature page to this Registration Statement)

*	Filed herewith.